Exhibit 10.29

AMENDMENT No. 2 TO THE

AMENDED AND RESTATED LIGHTPATH TECHNOLOGIES, INC.

OMNIBUS INCENTIVE PLAN

January 1, 2009

The Amended and Restated LightPath Technologies, Inc. Omnibus Incentive Plan (the “Plan”) is hereby amended as follows, effective as of January 1, 2009, in order to comply with Section 409A of the Code:

1. Section 15 of the Plan is hereby amended by the addition of the following new subsection (d):

“(d) Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section 15 of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to this Section 15 of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that, after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; and (iii) the Committee shall not have the authority to make any adjustments pursuant to this Section 15 of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto.”

2. Section 18 of the Plan is hereby amended by the addition of the following new subsection (h):

“(h) Code Section 409A Compliance. It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, deferral election forms and procedures, and rules established by the Committee, and shall comply in all respects with Section 409A of the Code. In addition, unless the terms of an Award Agreement issued under the Plan comply with Code Section 409A, the exercise price, in the case of a Stock Option or Director’s Option, or the value of Common Stock on which any other type of Award is based, shall be no less than the Fair Market Value of such Common Stock on the effective grant date of the Award. The following rules will apply to Awards intended to be subject to Section 409A of the Code (“409A Awards”):

(i) If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Code Section 409A, including applicable transition rules thereunder.

(ii) The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A.

(iii) Any distribution of a 409A Award following a termination of employment that would be subject to Code Section 409A(a)(2)(A)(i) as a distribution following a separation from service of a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall occur no earlier than the expiration of the six-month period following such separation from service, as defined under Code Section 409A.

(iv) In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(v) In the case of an Award providing for distribution or settlement upon vesting or the lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution or settlement shall be made within 90 days but in no event later than March 15 of the year following the year in which the Award vested or the risk of forfeiture lapsed.

(vi) In the case of a Stock Option, Director’s Option, or Stock Appreciation Right granted at an exercise price that is less than the Fair Market Value of the Common Stock underlying such Award on the date of grant, the terms of the Award Agreement shall specify the exercise date and time and form of payment of the Award in compliance with Code Section 409A no later than December 31, 2008, for Awards outstanding at that date, and no later than the date of grant for Awards issued thereafter.”